Exhibit 99.1

ATLANTICUS HOLDINGS CORPORATION ANNOUNCES REPURCHASE OF $54 MILLION IN CONVERTIBLE SENIOR NOTES

IN EXCHANGE FOR CASH AND TERM NOTE

ATLANTA, Aug. 29, 2019 -- Atlanticus Holdings Corporation (NASDAQ: ATLC) (“Atlanticus”, “we”, “our” or “us”), a technology-enabled consumer finance company, announced the repurchase of $54.4 million in face amount of its outstanding 5.875% convertible senior notes due November 2035 (the “convertible senior notes”) on August 26, 2019.

As consideration, Atlanticus paid approximately $16.3 million in cash (including accrued interest) and issued a $17.4 million term note, which bears interest at a fixed rate of 8.0% and is due in August 2024.  The repurchase of the convertible senior notes will result in a gain to Atlanticus of approximately $5.1 million (net of the convertible senior notes’ applicable share of deferred costs, which were written off in connection with the repurchase).

After the repurchase, $34.3 million of convertible senior notes remain outstanding.

About Atlanticus Holdings Corporation

Founded in 1996, our businesses, including the Fortiva® and Aspire® branded products, utilize proprietary analytics and a flexible technology platform to enable financial institutions to provide various credit and related financial services and products to the financially underserved consumer credit market. We apply the experience gained and infrastructure built from servicing over 17 million customers and $25 billion in consumer loans over our 23-year operating history to support lenders that originate a range of consumer loan products. These products include retail and general-purpose credit cards marketed through our omni-channel platform that includes, retail point-of-sale, direct mail solicitation, Internet-based marketing and partnerships with third parties. Additionally, through its CAR subsidiary, Atlanticus serves the individual needs of automotive dealers and automotive non-prime financial organizations with multiple financing and service programs.